SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2002

MAPICS, Inc.
(Exact name of registrant as specified in its charter)

Georgia	000-18674	04-2711580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Windward Concourse Parkway, Suite 100
Alpharetta, Georgia 30005
(Address of Principal Executive Offices)

678-319-8000
(Registrant’s telephone number, including area code)

Item 5.	Other Events and Required FD Disclosure.

On November 25, 2002, MAPICS, Inc. (“MAPICS”) and Frontstep, Inc. (“Frontstep”) announced that they had entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which MAPICS will acquire Frontstep. Pursuant to the terms of the Merger Agreement, shareholders of Frontstep will receive, in the aggregate, 4.2 million shares of MAPICS common stock in exchange for all of the outstanding shares of Frontstep and the assumption by MAPICS of Frontstep’s debt and other liabilities. Frontstep shareholders will receive approximately 0.30 MAPICS shares for each share of Frontstep stock held as of the effective time of the merger. Closing, which is expected to occur during the first calendar quarter of 2003, remains subject to certain closing conditions including, but not limited to, regulatory clearance and approval of the acquisition by MAPICS and Frontstep shareholders. In connection with the Merger Agreement, Frontstep’s officers, directors and certain shareholders, including all holders of Frontstep’s Series A Preferred stock, have entered into agreements to vote Frontstep shares held by them in favor of the proposed transaction. Pursuant to these voting agreements, shareholders expected to hold a majority of the voting shares of Frontstep common stock as of the record date have committed to vote their shares in favor of the transaction. Under Ohio law, the transaction must be approved by the holders of at least two-thirds of the voting power of Frontstep. The proposed merger is intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.

The foregoing summary is qualified in its entirety by reference to the Merger Agreement, the voting agreements, and the press release, which are attached as exhibits hereto and are incorporated herein by reference in their entirety.

Item 7.		Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

	2.1	Agreement and Plan of Merger dated November 24, 2002 by and among MAPICS, Inc., Frontstep, Inc. and FP Acquisition Sub, Inc.

	2.2	Form of Shareholder Agreement dated November 24, 2002 by and among MAPICS, Inc., Frontstep, Inc., and certain of Frontstep’s shareholders and affiliates.

	99.1	Press Release dated November 25, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAPICS, Inc.
(Registrant)

Date: November 25, 2002	By:	/s/ Martin D. Avallone
Martin D. Avallone
Vice President, General Counsel
and Secretary